PROSPECTUS


                            COMSTOCK RESOURCES, INC.

                                  $150,000,000

                 OFFER TO EXCHANGE 11 1/4% SENIOR NOTES DUE 2007
                FOR ALL OUTSTANDING 11 1/4% SENIOR NOTES DUE 2007


                                  THE NEW NOTES

o will be freely tradeable and otherwise substantially identical to the outstanding notes

o will accrue interest from April 29, 1999 at the rate of 11 1/4% per annum, payable semi-annually in arrears on each May 1 and November 1, beginning November 1, 1999

o will be unsecured and will rank equally with all existing and future senior indebtedness and senior to all future subordinated indebtedness notes and our other unsecured senior subordinated indebtedness. The new notes, however, will be effectively subordinated to secured indebtedness under Comstock's bank credit facility, which is secured by a lien on substantially all of the assets of Comstock.

o will not be listed on any securities exchange or on any automated dealer quotation system

                               THE EXCHANGE OFFER

o expires at 5:00 p.m., New York City time, on October 18, 1999, unless extended

o    is  not  conditioned  upon  any  minimum  aggregate   principal  amount  of
     outstanding notes being tendered

                        IN ADDITION, YOU SHOULD NOTE THAT

o all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933

o tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

o the exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 20, 1999.

                                TABLE OF CONTENTS


                                                                            Page
Forward-Looking Statements................................................   3
Where You Can Find More Information.......................................   3
Information Incorporated by Reference.....................................   4
Prospectus Summary........................................................   5
Risk Factors..............................................................  15
Use of Proceeds...........................................................  23
Preferred Stock Offering..................................................  23
Capitalization............................................................  24
The Exchange Offer........................................................  24
Description of the Bank Credit Facility...................................  33
Description of the Notes..................................................  34
Certain United States Federal Tax Considerations..........................  72
Plan of Distribution......................................................  76
Legal Matters.............................................................  76
Experts...................................................................  76
Glossary..................................................................  78

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in or incorporated by reference to this prospectus, are forward-looking statements including statements under "Prospectus Summary" and "Risk Factors," regarding:

          o    budgeted capital expenditures,
          o    increases in oil and natural gas production,
          o    our financial position,
          o    oil and natural gas reserve estimates,
          o    business strategy, and
          o    other plans and objectives for future operations.

     Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revision, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in the "Prospectus Summary" and "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 1999 and beyond could differ materially from those expressed in forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains a web site at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is quoted on the New York Stock Exchange under the trading symbol "CRK." Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the notes offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information about us and the notes, we refer you to the information that has been filed as exhibits to the registration statement. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these notes is terminated:

          (1)  Annual Report on Form 10-K for the year ended December 31, 1998,

          (2) Quarterly Report on Form 10-Q for the three months ended March 31, 1999,

          (3) Quarterly Report on Form 10-Q for the six months ended June 30, 1999,

          (4) Proxy Statement dated April 30, 1999 for the 1999 Annual Meeting of Stockholders, and

          (5)  Current Report on Form 8-K dated April 29, 1999.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Comstock Resources, Inc., 5300 Town and County Blvd., Suite 500, Frisco, Texas 75034,
Attention: Roland O. Burns, Senior Vice President, telephone number (972) 668-8800.

                               PROSPECTUS SUMMARY

You  should  read  the  following   summary  together  with  the  more  detailed
information and the financial statements incorporated by reference in this prospectus. The estimated proved reserve information included or incorporated in this prospectus is based on reports prepared by Lee Keeling and Associates, Inc., independent petroleum consultants. Certain oil and gas terms used in this prospectus are defined in the "Glossary" included herein. The term "outstanding notes" refers to the 11 1/4% Senior Notes due 2007 that were issued on April 29, 1999. The term "new notes" refers to the 11 1/4% Senior Notes due 2007 issuable in the Exchange Offer. The term "notes" collectively refers to the outstanding notes, the new notes and any additional notes or additional series of notes issued under the indenture.


                                   The Company

     Comstock is an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas reserve base is entirely concentrated in the Gulf of Mexico, Southeast Texas and East Texas/North Louisiana regions. Our reserve base is 67% natural gas and 76% proved developed on a Bcfe basis as of December 31, 1998. Our estimated proved oil and natural gas reserves are 371.9 Bcfe with an estimated Present Value of Proved Reserves of $305.3 million as of December 31, 1998 and we operate 83% of the Present Value of Proved Reserves of our properties. For the year ended December 31, 1998, our total revenues and EBITDA were $93.2 million and $66.9 million, respectively.

     Our proved reserves at December 31, 1998 and our 1998 average daily production are summarized below:


                                    Reserves at December 31, 1998                          1998 Daily Production
                            ----------------------------------------------     ---------------------------------------------
                                                                     % of                                              % of
                                Oil          Gas        Total        Total      Net Oil      Net Gas      Total        Total
                                ---          ---        -----        -----      -------      -------      -----        -----
                             (MMBbls)       (Bcf)      (Bcfe)                  (MBbls/d)    (Mmcfe/d)   (MMcfe/d)
Gulf of Mexico..........       16.6          60.1       159.5          43         5.2         17.5         48.9          42
Southeast Texas.........        2.9          78.5        96.3          26         1.5         28.3         37.6          33
East Texas/North Louisiana       .7         111.3       115.5          31          .3         27.1         28.5          25
Other...................         --            .5          .6          --        --             .3           .5          --
                            --------     --------    --------      ------      -------     -------      -------       -----
        Total...........        20.2        250.4       371.9         100         7.0         73.2        115.5         100
                            ========     ========    ========      ======      =======     =======      =======       =====


Strengths

     Quality Properties. Our operations are located in three geographically concentrated areas, the Gulf of Mexico, Southeast Texas and East Texas/North Louisiana regions, which account for approximately 43%, 26% and 31% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which gives us attractive cash margins. Finally, our properties have a reserve life of approximately nine years and extensive development and exploration potential.

     High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content (approximately 1,100) and our crude oil production has a favorable API gravity (approximately 40 degrees). Due to these factors, we have relatively high price realizations compared to benchmark prices. In 1998 our average natural gas price was $2.25 per Mcf, which represented a $.14 premium to the average 1998 NYMEX monthly settlement price. Also in 1998, our average crude oil price was $12.73 per


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


barrel, which represented a $.77 per barrel premium to the average 1998 monthly West Texas intermediate crude oil price posted by Koch Industries, Inc.

     Efficient Operator. We operate 83% of our Present Value of Proved Reserves as of December 31, 1998. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. Our combined lease operating and general and administrative expenses per Mcfe of $.63 in 1998 was relatively low due to several factors. First, we have favorable production rates per well in our Gulf of Mexico and Southeast Texas wells due to the geology of the regions. Second, in the East Texas/North Louisiana region, our production was 94% natural gas in 1998. Natural gas wells typically have lower costs per unit than oil producing wells. Finally, because we focus on a few number of properties and have relatively low corporate overhead, our general and administrative expenses are generally lower than those of our peers.

     Favorable Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we have favorable cash margins. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

     Successful Acquisitions. We have historically grown through acquisitions. Since 1991, we have added 482.4 Bcfe of proved oil and natural gas reserves from 18 acquisitions at an average cost of $.85 per Mcfe. Our application of strict economic and reserve risk criteria enables us to successfully evaluate and integrate acquisitions.

     Successful Exploration and Development Program. In 1998, we continued to focus on the exploitation and development of our properties through development drilling, recompletions and workovers with expenditures of $30.6 million. Overall, we drilled 30 development wells (18.2 net) with an 83% success rate. We also significantly expanded our exploratory drilling program in 1998, spending a total of $30.4 million to drill 14 wells (7.2 net) with a 57% success rate. Our exploration activities were primarily focused in the Gulf of Mexico region, where we drilled 13 exploratory wells (6.7 net) in 1998 with a 62% success rate. These discoveries replaced approximately 115% of our 1998 total production.

Strategy

     Exploit Existing Reserves. We seek to maximize the value of our properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 1998, we spent approximately $20.4 million to drill 30 development wells (18.2 net), of which 25 wells (14.7 net) were successful, representing a success rate of 83%. In addition, we spent approximately $10.2 million for recompletion and workover activity during 1998. For 1999, we have budgeted $25.0 million for development drilling and installation of production facilities.

     Pursue Selective Exploration Opportunities. We pursue selective exploration activities to find additional reserves on our undeveloped acreage. In 1998, we spent approximately $30.4 million to drill 14 exploratory wells (7.2 net), of which eight (4.3 net) were successful, representing a success rate of 57%. We have budgeted $17.0 million in 1999 for exploration activities which will include drilling prospects generated under a joint exploration program in the Gulf of Mexico entered into in December 1997 with Bois d' Arc Resources (the "Bois d' Arc Exploration Venture") and drilling several exploratory wells in our Southeast Texas region. Under the Bois d' Arc Exploration Venture, Bois d' Arc is responsible for identifying potential prospects based on 3-D seismic data and acquiring leasehold acreage or farmouts, the costs for which are shared 80% by us and 20% by Bois d' Arc. With respect to any prospect in which we elect to participate in drilling, we acquire up to 33% working interest and recover any disproportionate seismic and leasehold costs previously incurred.

     Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. We target acquisitions that possess, among other characteristics, low per unit operating costs. We have been able to further reduce per unit operating costs on our acquired properties by eliminating unnecessary field and corporate overhead costs. We have also divested properties that have high lifting costs with little future development potential. Through these efforts, our average oil and gas operating costs per Mcfe have decreased from $.75 in 1994 to $.59 in 1998. In addition, we have been able to grow our reserves and production substantially over the past five years with minimal increase to our general and administrative expenses. As a result, our general and administrative expenses per Mcfe have decreased from $.19 in 1994 to $.04 in 1998.

     Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 482.4 Bcfe of proved oil and natural gas reserves from 18 acquisitions at a total cost of $411.9 million, or $.85 per Mcfe. The acquisitions were acquired at an average of 63% of their Present Value of Proved Reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities. We believe the low energy price environment may create opportunities to acquire selected assets being divested by their owners. Moreover, the trend toward consolidation in the energy industry and the resulting asset divestitures by the merged companies may result in additional properties or companies available for sale.

     Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary with no material long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $42.0 million on development and exploration projects in 1999. As of June 30, 1999, we have drilled six (1.2 net) exploratory wells, of which five (1.0 net) were successful and we drilled one (0.2 net) successful development well. We intend to use operating cash flow to fund our drilling expenditures in 1999 and to utilize any excess cash flow to reduce amounts outstanding under our bank credit facility or to make oil and gas property acquisitions. We may also make property acquisitions in 1999 that would require additional sources of funding, which may include borrowings under our bank credit facility or sales of equity or debt securities.

Recent Financing Activities

     On April 29, 1999, concurrent with the sale of the outstanding notes, we sold in a private offering 1,948,001 shares of our Series A 1999 Convertible Preferred Stock and 1,051,999 shares of our Series B 1999 Non-Convertible Preferred Stock for a total consideration of $30.0 million. On June 30, 1999 we converted the 1,051,999 shares of Series B 1999 Non-Convertible Preferred Stock into the same number shares of Series A 1999 Convertible Preferred Stock. The proceeds from the offering of the preferred stock were used to reduce outstanding indebtedness under our bank credit facility. The shares of preferred stock accrue dividends at an annual rate of 9%. Dividends are payable quarterly in cash or in shares of our common stock, at our election.

     In connection with the sale of the outstanding notes and the preferred stock offering, we entered into a new bank credit facility which consists of a $162.5 million revolving credit commitment provided by a syndicate of banks for which The First National Bank of Chicago serves as administrative agent.

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



Indebtedness under the new bank credit facility is secured by substantially all of our assets. Borrowings under the new bank credit facility are subject to borrowing base availability, which is generally redetermined semiannually based on the banks' estimates of the future net cash flows of our oil and gas properties. The borrowing base is $162.5 million as of September 20, 1999 and we have $104.0 million of indebtedness outstanding and $58.5 million of borrowing capacity available to us under the new bank credit facility. The next borrowing base redetermination under the new bank credit facility will not occur until October 1999.


                          Summary of the Exchange Offer

     On April 29, 1999, we completed the private offering of the outstanding notes.

     When we issued the outstanding notes we entered into a registration rights agreement with the initial purchasers in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer within 180 days after the date we issued the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms.

     You should read the discussion under the headings "--Summary Description of the New Notes" beginning on page 11 and "Description of the Notes" beginning on page 34 for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the headings "The Exchange Offer" beginning on page 24 for further information regarding the exchange offer and resale of the new notes.


The Exchange Offer..We are offering to exchange up to $150.0  million  aggregate principal amount of new notes for up to $150.0 million aggregate principal amount of the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Expiration Date.....The exchange  offer will expire at 5:00 p.m.,  New York City time, on October 18, 1999, or such later date and time to which we extend it.

Withdrawal of
      Tenders.......You may  withdraw  your tender of  outstanding  notes at any time prior to the expiration date, unless previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the
 Exchange Offer.... We will not be  required  to  accept  outstanding  notes for exchange if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section "The Exchange Offer-- Certain Conditions to the Exchange Offer" beginning on page 31 for more information regarding the conditions to the exchange offer.

Procedures for
Tendering
Outstanding Notes...If your  outstanding  notes are held through The  Depositary
                    Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depositary Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                    o any new notes that you receive will be acquired in the ordinary course of your business

                    o you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes

                    o if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes

                    o if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, required by law, in connection with any resale of such new notes

                    o you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures
for Beneficial
Owners..............If you own a beneficial  interest in outstanding  notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.


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

Guaranteed Delivery
Procedures..........If you wish to tender  your  outstanding  notes  and  cannot comply, prior to the expiration date, with the applicable procedures under the automated tender program of The Depositary Trust Company, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery Procedures" beginning on page 29.

Certain U.S.
Federal Income
Tax Considerations..The  exchange  of  outstanding  notes  for new  notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax Considerations" beginning on page 72.

Use of Proceeds.....We will not receive any  cash proceeds from  the issuance of new notes.



                               The Exchange Agent

     We have appointed U.S. Trust Company of Texas, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                              FOR DELIVERY BY MAIL:
                        U.S. Trust Company of Texas, N.A.
                                  P.O. Box 841
                            New York, New York 10276


                     FOR OVERNIGHT DELIVERY ONLY OR BY HAND:
                        U.S. Trust Company of Texas, N.A.
                                  111 Broadway
                            New York, New York 10006


          FOR FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                        U.S. Trust Company of Texas, N.A.
                                  212-420-6504

                      Summary Description of the New Notes

     The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes are and the new notes will be governed by the same indenture.



Securities Offered..$150,000,000  aggregate  principal  amount of 11 1/4% Senior
                    Notes due 2007, the exchange of which has been registered under the Securities Act.

Maturity............May 1, 2007.

Interest............Interest will be payable in cash on May 1 and November 1, of each year, beginning November 1, 1999.

Optional
 Redemption.........We may redeem any of the notes  beginning  on May 1, 2004.
                    The initial redemption price is 105.625% of their principal amount, plus accrued interest. The redemption price of the notes will decline each year after 2004 and will be 100% of the principal amount, plus accrued interest, beginning on May 1, 2006.

                    In addition, before May 1, 2002, we may redeem up to 33 1/3% of the aggregate principal amount of notes using proceeds from certain sales of our capital stock at 111.25% of their principal amount, plus accrued interest. We may make such redemption only if at least 66 2/3% of the aggregate principal amount of notes originally issued remains outstanding after any such redemption.

Change of Control...Upon a change of control (as defined under  "Description  of the Notes"), we will be required to make an offer to purchase the notes at 101% of their principal amount plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes).

Guarantees..........The payment of  principal  and  interest on the  outstanding notes is, and payment of principal and interest on the new notes will be unconditionally guaranteed on a senior basis jointly and severally by each of our principal operating subsidiaries. Such guarantees will rank equally with all other unsecured senior indebtedness of the subsidiary guarantors.

Ranking.............The notes will rank equally with all our existing and future unsecured senior indebtedness. The notes will be junior to all of our secured indebtedness, including indebtedness under our bank credit facility, and to all liabilities of our subsidiaries.

Certain Covenants...The terms of the notes will  restrict  our  ability  and the ability of certain of our subsidiaries to:

                    o    incur additional indebtedness,
                    o pay dividends or make distributions in respect of capital stock,
                    o    repurchase  or redeem  capital  stock,
                    o    make certain investments and other restricted payments,
                    o    create   liens,
                    o enter into transactions with stockholders or affiliates,
                    o    engage in sale-leaseback transactions,
                    o    sell assets,
                    o    issue or sell stock of certain subsidiaries, and
                    o    engage in mergers or consolidations.

                    However, these limitations will be subject to a number of important qualifications and exceptions.

Rights Under
Registration Rights
Agreement..........If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay additional interest to holders of the outstanding notes.

                    Please read the section in this prospectus entitled "The Exchange Offer" beginning on page 24 for more information regarding your rights as a holder of outstanding notes.


                                  Risk Factors

     You should carefully consider the information set forth in the "Risk Factors" section of this prospectus beginning on page 15.

                             Summary Financial Data

     The following summary operating and financial data for each of the years in the three-year period ended December 31, 1998 have been derived from our financial statements which have been audited by Arthur Andersen LLP. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section of our annual and quarterly reports and our consolidated financial statements and notes thereto incorporated by reference in this prospectus. Please see the section in this prospectus entitled "Information Incorporated by Reference."

                                                                                         Six Months Ended
                                                       Year Ended December 31,               June 30,
                                                  1996         1997          1998        1998          1999
                                               ---------    ---------    ---------    ---------    ---------
   Statement of Operations Data:                                     (in thousands, except ratios)
   Revenues:
  Oil and gas sales ........................   $  68,915    $  88,555    $  92,961    $  50,264    $  40,387
  Gain on sales of property ................       1,447           85         --           --            130
  Other income .............................         593          704          274          188        1,793
                                               ---------    ---------    ---------    ---------    ---------
          Total revenues ...................      70,955       89,344       93,235       50,452       42,310
                                               ---------    ---------    ---------    ---------    ---------
Expenses:
  Oil and gas operating(1) .................      13,838       17,919       24,747       12,445       11,801
  Exploration ..............................         436        2,810        8,301        3,877          664
  Depreciation, depletion and amortization .      18,269       26,235       51,005       25,798       24,763
  General and administrative, net ..........       2,239        2,668        1,617        1,016          910
  Interest .................................      10,086        5,934       16,977        8,446       10,980
  Impairment of oil and gas properties .....        --           --         17,000         --           --
                                               ---------    ---------    ---------    ---------    ---------
          Total expenses ...................      44,868       55,566      119,647       51,582       49,118
                                               ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing operations
 before income taxes .......................      26,087       33,778      (26,412)      (1,130)      (6,808)
Income tax benefit (expense) ...............        --        (11,622)       9,244          396        1,778
                                               ---------    ---------    ---------    ---------    ---------
Net income (loss) from continuing
        operations .........................      26,087       22,156      (17,168)        (734)      (5,030)
Preferred stock dividends ..................      (2,021)        (410)        --           --           (473)
                                               ---------    ---------    ---------    ---------    ---------
Net income (loss) from continuing operations
 attributable to common stock ..............   $  24,066    $  21,746    $ (17,168)   $    (734)   $  (5,503)
                                               =========    =========    =========    =========    =========
Other Financial Data:
EBITDA(2) ..................................   $  54,878    $  68,757    $  66,871    $  36,991    $  29,599
Capital expenditures .......................     111,962      254,843       67,387       22,342       10,212
Ratio of EBITDA to interest expense(3) .....        5.4x        11.3x         3.5x         3.9x         2.7x
Ratio of earnings to fixed charges(4).......        3.0x         6.2x         --           --           --

                                                   As of
                                              June 30, 1999
                                              -------------
Balance Sheet Data:
Property and equipment, net ...........         $389,245
Total assets ..........................          419,297
Total debt ............................          260,310
Stockholders' equity ..................          134,593
----------
(1) Includes lease operating costs and production and ad valorem taxes.
(2) As used in this prospectus, EBITDA means income (loss) from continuing operations before income taxes, plus interest, depreciation, depletion and amortization, exploration expense and impairment of oil and gas properties. EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. (3) For purposes of calculating the ratio of EBITDA to interest expense, interest expense includes interest expense, capitalized interest expense and that portion of non-capitalized rental expense deemed to be the equivalent of interest. (4) For the purpose of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest expense, preferred stock dividends and that portion of non- capitalized rental expense deemed to be the equivalent of interest. Earnings represents income before income taxes from continuing operations before fixed charges. Earnings were insufficient to cover fixed charges by $28.7 million, $2.3 million and $7.3 million for the year ended December 31, 1998 and the six months ended June 30, 1998 and June 30, 1999, respectively.

                     Summary Reserve Data and Operating Data

The following tables summarize the estimates of our net proved oil and natural gas reserves as of the dates indicated and the present value attributable to these reserves at such dates based on reserve reports prepared by Lee Keeling and Associates, Inc. and certain summary operating data for us for the periods indicated. For additional information relating to our oil and natural gas reserves, please refer to the section in this prospectus entitled "Risk Factors -- There are many uncertainties in estimating reserves and future net cash flows."

                                                         As of December 31,
                                                    1996       1997        1998
                                                   ------     ------      -----
Reserve Data:
Total Proved Reserves:
  Natural gas (MMcf)........................       234,444    240,117    250,402
  Oil (MBbls)...............................         8,994     20,927     20,245
                                                  --------   --------  ---------
          Total (MMcfe).....................       288,408    365,677    371,872
                                                  ========   ========  =========
Proved Developed Reserves:
  Natural Gas (MMcf)........................       187,247    188,102    182,955
  Oil (MBbls)...............................         6,953     16,635     16,585

          Total (MMcfe).....................       228,968    287,912    282,467
                                                 =========  =========  =========
Present Value of Proved Reserves (000's)(1)      $ 502,918  $ 459,556  $ 305,309
                                                 =========  =========  =========
Reserve Replacement Percentage..............          540%       386%       115%



                                                                                               Six Months Ended
                                                              As of December 31,                   June 30,
                                                       1996         1997         1998         1998          1999
                                                      ------       ------       ------       ------        -----
    Production:
    Natural gas (MMcf).......................         19,427       22,860       26,713       13,333       11,680
    Oil (MBbls)..............................            952        1,343        2,571        1,375        1,250
                                                      ------       ------       ------       ------       ------
    Total (MMcfe)............................         25,139       30,919       42,141       21,586       19,180
    Average daily production (MMcfe per day).           68.9         84.7        115.5        119.3        106.0
    Other Data:
    Reserve Life (in years)..................           11.5         11.8          8.8
    Average natural gas price (per Mcf)......        $   2.47     $   2.73     $   2.25     $   2.35     $   1.97
    Average oil price (per Bbl)..............        $  21.96     $  19.47     $  12.73     $  13.73     $  13.86
    Average equivalent price (per Mcfe)......        $   2.74     $   2.87     $   2.21     $   2.33     $   2.11
    Oil and gas operating expenses (per Mcfe)(2)         0.55         0.58         0.59         0.58         0.62
    General and administrative expenses, net (per Mcfe)  0.09         0.09         0.04         0.05         0.05
                                                     --------     --------     --------     --------     --------
    Cash margin (per Mcfe)...................        $   2.10     $   2.20     $   1.58     $   1.70     $   1.44
                                                     ========     ========     ========     ========     ========

    ----------
    (1) Based upon oil prices per barrel of $24.61, $17.24, and $10.55 as of December 31, 1996, 1997 and 1998, respectively, and natural gas prices per Mcf of $3.84, $2.64, and $2.21 as of December 31, 1996, 1997 and 1998,
    respectively.
    (2) Includes lease operating costs and production and ad valorem taxes.

                                  RISK FACTORS

     You should consider carefully the following risk factors together with all of the other information included in this prospectus and the documents that are incorporated by reference herein. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed under the heading "Forward- Looking Statements" in this prospectus.

Our business is dependent upon the prices for oil and natural gas and these prices are volatile.

     Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including:

     o    seasonality,

     o    the condition of the United States economy,

     o    imports of crude oil and natural gas,

     o political conditions in other oil-producing and natural gas-producing countries,

     o    the actions of the Organization of Petroleum Exporting Countries, and

     o    domestic government regulation, legislation and policies.

     The price we receive for crude oil and natural gas has a substantial impact on our:

     o    revenues, profitability and cash flow from operations,

     o    Present Value of Proved Reserves,

     o    borrowing capacity, and

     o    ability to obtain additional capital.

     Our average price received for crude oil production on December 31, 1997 was $17.24 per barrel. On December 31, 1998, this price had declined to $10.55 per barrel. Our average price received for natural gas production on December 31, 1997 was $2.64 per Mcf. On December 31, 1998, this price had declined to $2.21 per Mcf. As of September 3, 1999, prices for crude oil and natural gas have increased to levels above the prices realized in 1997 and 1998.

     In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales. Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. In February 1999, we entered into natural gas price swap agreements covering 9.3 Bcf of our natural gas production from March through October 1999 at a fixed price of approximately $2.03 per Mcf (including basis adjustment). Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our forms incorporated by reference in this prospectus. Please see the section in this prospectus entitled "Information Incorporated by Reference."

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

     Our rapid growth in recent years is attributable in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

     The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including:

     o    recoverable reserves,

     o    exploration potential,

     o    future oil and natural gas prices,

     o    operating costs, and

     o    potential environmental and other liabilities.

     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, Southeast Texas, and East Texas/North Louisiana, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements.

     As of December  31, 1998,  our ratio of total debt to total  capitalization
was  approximately   72%.  As  of  June  30,  1999,  our  total  debt  to  total capitalization was approximately 66%.

Consequences of Debt

     Our substantial debt will have important consequences, including:

     o a substantial portion of our cash flow from operations will be required to make debt service payments,

     o our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited, and

     o our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to market conditions and our ability to withstand competitive pressures and economic downturns.

     In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" section of our forms incorporated by reference in this prospectus. Please see the section in this prospectus entitled "Information Incorporated by Reference."

Restrictive Debt Covenants

     Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

     o    borrow additional money,

     o    merge, consolidate or dispose of assets,

     o    make certain types of investments,

     o    enter into transactions with our affiliates, and

     o    pay dividends.

     Our failure to comply with these covenants would cause a default under the bank credit facility. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" section of our forms incorporated by reference in this prospectus.

We may not have sufficient funds to meet our substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated 1999 capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements. If we need additional funds, our inability to raise them may adversely affect our operations. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations and Liquidity -- Capital Resources" section of our forms incorporated by reference in this prospectus.

Our future success depends on our ability to replace our reserves.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase. For discuss of our reserves, please refer to the section in our Annual Report on Form 10-K for the period ended December 31, 1998 entitled "Business and Properties--Oil and Natural Gas Reserves" incorporated by reference in this prospectus. Please see the section of this prospectus entitled "Information Incorporated by Reference."

Drilling activities are subject to many risks.

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including:

     o    title problems,

     o    adverse weather conditions,

     o    compliance with governmental requirements, and

     o    shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

     Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry.

     The oil and natural gas industry is highly competitive. Our competitors for the acquisition, development and exploration of oil and natural gas properties, purchases and marketing of natural gas, transportation and processing of natural gas, and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

There are many uncertainties in estimating reserves and future net cash flows.

     There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The Present Value of Proved Reserves and the standardized measure of discounted future net cash flows set forth in this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

There are risk factors that relate specifically to the notes.

The notes are effectively subordinated to our secured indebtedness and we are dependent on the cash flow generated by our subsidiaries to pay our obligations.

     The notes are unsecured and are junior in rank to all our existing and future secured indebtedness, including all indebtedness under our bank credit facility, to the extent of the assets securing such indebtedness. Although our obligations under the notes are guaranteed (the "Subsidiary Guarantees") by the

Subsidiary Guarantors (as defined herein), this guarantee effectively is also subordinated to all secured indebtedness of the Subsidiary Guarantors including the indebtedness under the bank credit facility. The indebtedness under our bank credit facility is secured by substantially all of our assets and those of our subsidiaries. As of September 20, 1999, we had $104.0 million of outstanding secured indebtedness (not including approximately $58.5 million of borrowing capacity available to us under our bank credit facility which, if borrowed, would be secured indebtedness) and we had no pari passu indebtedness (exclusive of the notes) or subordinated indebtedness outstanding. In addition, the indenture relating to the notes permits us to incur significant amounts of additional secured indebtedness under certain circumstances.

     Because the notes and Subsidiary Guarantees are not secured, in the event of a liquidation or dissolution of Comstock or a Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full (to the extent of the collateral) before you would receive any payment. In addition, under certain circumstances, no payments may be made with respect to principal of, or premium, if any, or interest on, or other obligations under, the notes if a default exists with respect to any secured indebtedness.

     We currently conduct all of our business through subsidiaries. Accordingly, we are dependent on the cash flow generated by our subsidiaries for the payment of our obligations, including the notes. Except for the Subsidiary Guarantees, our subsidiaries have no obligation to make payments under the notes. To the extent that one of our subsidiaries does not become a Subsidiary Guarantor or the Subsidiary Guarantee of a Subsidiary Guarantor is not enforceable under applicable law, the notes will be subordinated to any indebtedness or other obligations of our subsidiaries. Please refer to the section of this prospectus entitled "Description of the Notes -- Subsidiary Guarantees of Notes."

There are risks that the Subsidiary Guarantees could be voided.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a Subsidiary Guarantee could be voided, or claims in respect of a Subsidiary Guarantee could be subordinated to all other debts of that Subsidiary Guarantor if, among other things, the Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by its Subsidiary Guarantee:

     o received less than reasonably equivalent value or fair consideration for the incurrence of such Subsidiary Guarantee, and

     o    was insolvent or rendered insolvent by reason of such incurrence, or

     o was engaged in a business or transaction for which the Subsidiary Guarantor's remaining assets constituted unreasonably small capital, or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition,  any payment by that  Subsidiary  Guarantor to its  Subsidiary
Guarantee  could  be  voided  and  required  to be  returned  to the  Subsidiary
Guarantor, or to a fund for the benefit of the creditors of the Subsidiary Guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

     o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

     o if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

     o    it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Guarantor, after giving effect to its Subsidiary Guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

We may not be able to repurchase the notes upon a change of control.

     In the event of certain types of change of control events, you will have the right, at your option, to require us to repurchase all or a portion of your notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Our ability to repurchase the notes upon a change of control may be limited by the terms of our secured indebtedness. Further, our ability to repurchase notes upon a change of control will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, we cannot assure you that we will be able to repurchase the notes upon a change of control. The term "change of control" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes. In addition, the requirement that we offer to repurchase the notes upon a change of control would not necessarily afford you protection in the event we undertake a highly leveraged reorganization, merger or similar transaction. Please refer to the section of this prospectus entitled "Description of the Notes."

There is no public market for the notes.

     The new notes will be new securities for which currently there is no trading market. We do not intend to apply for listing of the notes on any securities exchange or stock market. The liquidity of any market for the new notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

     If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The new notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.

We could be affected by the Year 2000 risk.

     Failure by us or our third party service providers to be Year 2000 compliant in a timely manner could have a material effect on our operations. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly recognized as the year 2000. This error could cause miscalculations or system errors. We outsource our information technology systems and software, and our vendors have informed us that these systems and software are Year 2000 compliant. However, we do not have a formal contingency plan if our vendors experience Year 2000 problems. The Year 2000 issue may also affect third parties with whom we conduct business, which could lead to an adverse effect on our operations. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations --Year 2000" section of our forms incorporated by reference in this prospectus.

We are subject to extensive governmental regulation.

     Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations. Please refer to the section in our Annual Report on Form 10-K for the year ended December 31, 1998 entitled "Business and Properties -- Regulation" incorporated by reference in this prospectus. Please see the section of this prospectus entitled "Information Incorporated by Reference."

We depend on our key personnel.

     We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

                                 USE OF PROCEEDS

Comstock will not receive any proceeds from the Exchange Offer. The net proceeds from the offering of the outstanding notes were approximately $143.6 million, after deducting expenses of the offering. All of the net proceeds were used to reduce outstanding indebtedness under Comstock's bank credit facility. At
September 20, 1999 approximately $104.0 million in total borrowings was outstanding under the bank credit facility at an average interest rate of 6.6% per annum. Outstanding borrowings under the bank credit facility were used to refinance existing indebtedness under the prior bank credit facility and for development and exploration activities. See the section in this prospectus entitled "Description of the Bank Credit Facility."

                            PREFERRED STOCK OFFERING

     On April 29, 1999, Comstock sold to certain purchasers 1,948,001 shares of its Series A 1999 Convertible Preferred Stock (the "Series A Preferred") and 1,051,999 shares of its Series B 1999 Non-Convertible Preferred Stock (the "Series B Preferred") for a total consideration of $30.0 million. The proceeds from the sale of the preferred stock were used to reduce outstanding indebtedness under Comstock's bank credit facility. On June 30, 1999, we converted all of the Series B Preferred into shares of Series A Preferred upon receiving approval from our stockholders on June 23, 1999. The outstanding shares of preferred stock accrue dividends at an annual rate of 9% which are payable quarterly in cash or in shares of Comstock's common stock, at our election.

     On May 1, 2005 and on each May 1, thereafter, so long as any shares of the preferred stock are outstanding, Comstock is obligated to redeem an amount of shares of preferred stock equal to one-third of the shares of the preferred stock outstanding on May 1, 2005 at $10.00 per share plus accrued and unpaid dividends. The mandatory redemption price may be paid either in cash or in shares of common stock, at the option of Comstock. The holders of the Series A Preferred have the option to convert all or any part of such shares into shares of common stock of Comstock at any time at the initial conversion price of $4.00 per share of common stock, subject to adjustment. Comstock has the option to redeem the shares of preferred stock upon payment to the holders of the preferred stock of a specified rate of return on the initial purchase. Upon a change of control of Comstock, the holders of the preferred stock have the right to require Comstock to purchase all or a portion of the preferred stock.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Comstock as of June 30, 1999. This information should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our reports incorporated by reference in this prospectus. Please see the section of this prospectus entitled "Information Incorporated by Reference."
                                                                  As of
                                                              June 30, 1999
                                                              -------------
                                                              (in thousands)
Long-term debt:
  Bank credit facility.......................................  $  110,000
  111/4% senior notes.........................................    150,000
                                                               ----------
          Total long-term debt...............................     260,000
                                                               ----------
Stockholders' equity:
  Preferred stock -- $10.00 par, 5,000,000 shares authorized;
     3,000,000 shares issued and outstanding.................      30,000
  Common stock-- $.50 par, 50,000,000 shares authorized;
     24,785,061 shares issued and outstanding................      12,393
  Additional paid-in capital.................................     113,516
  Retained deficit...........................................     (20,437)
  Deferred compensation-- restricted stock grants............        (879)
                                                               ----------
          Total stockholders' equity.........................     134,593
                                                               ----------
            Total capitalization.............................  $  394,593
                                                               ==========


                               THE EXCHANGE OFFER

Registration Rights

     In connection with the initial issuance and sale of the outstanding notes, Comstock entered into a registration rights agreement pursuant to which Comstock agreed, for the benefit of the holders of the outstanding notes, at Comstock's cost, to use its best efforts (i) to cause to be filed with the SEC a registration statement with respect to the Exchange Offer, (ii) to keep the registration statement effective until the closing of the Exchange Offer, (iii) to consummate the Exchange Offer not later than 60 days after the SEC declares the registration statement effective, (iv) to consummate the Exchange Offer by October 29, 1999, and (v) to file a shelf registration statement and have it declared effective by the SEC by October 29, 1999, if the Exchange Offer is not consummated by October 29, 1999. Promptly after the registration statement has been declared effective, Comstock will offer the new notes in exchange for surrender of the outstanding notes. This is referred to as the "Exchange Offer" throughout this prospectus. We will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer has been mailed to the holders of the outstanding notes.

     In the event that the Exchange Offer is not consummated on or before October 29, 1999, or upon the request of the initial purchasers of the outstanding notes in certain circumstances, Comstock will, among other things, in lieu of effecting (or, in the case of such a request by the initial purchasers, in addition to effecting) the registration of the new notes pursuant to the registration statement (i) as promptly as practicable, use its best efforts to file with the SEC a shelf registration statement covering sales of the notes, (ii) use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act on or before October 29, 1999, (or promptly in the event of a request by the initial purchasers) and (iii) use its best efforts to keep continuously effective such shelf registration statement until the expiration of the time period referred to in Rule 144(k) under the Securities Act or until all of the notes covered by such shelf registration statement have been sold. In the event of the filing of a shelf registration statement, Comstock will, among other things:

     o provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement,

     o notify each such holder when the shelf registration statement has become effective, and

     o take certain other actions as are required to permit unrestricted resales of the outstanding notes or the new notes, as the case may be.

     A holder of outstanding notes that sells such notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the outstanding notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its outstanding notes included in the shelf registration statement and to benefit from the provisions regarding the increase in the interest rate borne by the outstanding notes described in the second succeeding paragraph.

     The Registration Rights Agreement provides that, upon receipt of notice from Comstock of the occurrence of any event that makes any statement in the prospectus that is part of the shelf registration statement untrue in any material respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of outstanding notes pursuant to such prospectus until Comstock has furnished copies of an amended or supplemented prospectus to such holder correcting such misstatement or omission. If Comstock shall give such notice to suspend the sale of the outstanding notes, it shall extend the relevant period referred to above during which it is required to keep effective the shelf registration statement by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the outstanding notes or to and including the date on which Comstock has given notice that the sale of outstanding notes may be resumed, as the case may be.

     Broker-dealers that receive new notes in exchange for outstanding notes that were acquired by such broker-dealers as a result of market-making or other trading activities and that are required to deliver this prospectus in connection with sales of the new notes will also have and be subject to most, but not all of the rights and obligations under the Registration Rights Agreement of holders participating in a shelf registration statement with such reasonable modifications as may be requested by the representatives thereof.

     In the event that the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to October 29, 1999 (such event, a "Registration Default"), then Comstock will pay additional interest (in addition to the interest otherwise due on the outstanding notes) to each holder of outstanding notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.50% per annum for any and all Registration Defaults. Such additional interest will cease accruing on such outstanding notes when the Registration Default has been cured.

     The Registration Rights Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, Comstock will accept for exchange outstanding notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on October 18, 1999; provided, however, that if Comstock, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer has been extended.

     As of the date of this prospectus, $150.0 million aggregate principal amount of outstanding notes is outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about September 20, 1999, to all holders of outstanding notes known to Comstock. Comstock's obligation to accept outstanding notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

     Comstock expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any outstanding notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all outstanding notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Comstock. Any outstanding notes not accepted for exchange will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Outstanding notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

     Comstock expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any outstanding notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." Comstock will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Procedures for Tendering Outstanding Notes

     The tender to Comstock of outstanding notes by a holder thereof as set forth below and the acceptance thereof by Comstock will constitute a binding agreement between the tendering holder and Comstock upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder (which term, for purposes of the Exchange Offer, includes any participant in The Depository Trust Company system (the "Book -Entry Transfer Facility") whose name appears on the security position listing as the holder of such outstanding notes) who wishes to exchange outstanding notes pursuant to the Exchange Offer must either comply with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") described below or transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, accompanied by either (i) certificates for such outstanding notes or (ii) a Book-Entry Confirmation of the transfer of such outstanding notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described below. Persons holding outstanding notes through the Book-Entry Transfer Facility and wishing to accept the Exchange Offer may do so pursuant to ATOP, by which each tendering participant will agree to be bound by the terms of the Letter of Transmittal. A holder who is unable to timely comply with the above-described procedure prior to the Expiration Date may effect a tender of outstanding notes by complying with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO COMSTOCK.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered (i) by a registered holder of the outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, then such guarantees must be by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer,
(iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency, or (v) a savings association that is a participant in a Securities Transfer Association (collectively, "Eligible Institutions"). If outstanding notes are registered in the name of a person other than the signatory of the Letter of Transmittal, then the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Comstock in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange will be determined by Comstock in its sole discretion, which determination shall be final and binding. Comstock reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding note which acceptance might, in the judgment of Comstock or its counsel, be unlawful. Comstock also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular outstanding notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular outstanding notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Comstock shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as Comstock shall determine. Neither Comstock, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, then such persons should so indicate when signing, and, unless waived by Comstock, proper evidence satisfactory to Comstock of their authority to so act must be submitted.

     By tendering, each holder will represent to Comstock that, among other things, the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to Comstock that such holder is not engaged in and does not intend to engage in, a distribution of the new notes. If any holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Comstock, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) will not be able to rely on the applicable interpretations of the staff of the SEC discussed below under "--Resale of New Notes" and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. See "--Resale of New Notes" below and the section of this prospectus entitled "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all conditions to the Exchange Offer, Comstock will accept, promptly after the Expiration Date, all outstanding notes properly tendered and will issue the new notes promptly after acceptance of the outstanding notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, Comstock shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if Comstock has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each outstanding note accepted for exchange, the holder will receive a new note having a principal amount equal to that of the surrendered outstanding note. The new notes will bear interest from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from April 29, 1999. Accordingly, holders of new notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 29, 1999. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and any and all rights to receive interest on such outstanding notes will terminate upon consummation of the Exchange Offer.

     In all cases, issuance of new notes for outstanding notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

     o certificates for such outstanding notes (or a timely Book-Entry Confirmation of the transfer of such outstanding notes into the Exchange Agent's account at the Book-Entry Transfer Facility),

     o a properly completed and duly executed Letter of Transmittal or an agent's message from the Book- Entry Transfer Facility confirming that it has received ATOP instructions from a participant with respect thereto, and

     o    all other required documents.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder (or, in the case of outstanding notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the outstanding notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two (2) business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of outstanding notes by causing the Book-Entry Transfer Facility to transfer such outstanding notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or in accordance with the guaranteed delivery procedures described below.

     ATOP may be used to process exchange offers through the Book-Entry Transfer Facility. To accept the Exchange Offer through ATOP, Participants in the Book-Entry Transfer Facility must send electronic instructions to the Book-Entry Transfer Facility through the Book-Entry Transfer Facility communication system by which they agree to be bound by the terms of the Letter of Transmittal in place of sending a signed, hard copy Letter of Transmittal. The Book-Entry Transfer Facility is obligated to communicate those electronic instructions to the Exchange Agent. To tender outstanding notes through ATOP, the electronic instructions sent to the Book-Entry Transfer Facility and transmitted by the Book-Entry Transfer Facility to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

Guaranteed Delivery Procedures

     If a holder of the outstanding notes desires to tender such outstanding notes and the outstanding notes are not immediately available, or if time will not permit such holder's outstanding notes or other required documents to reach the Exchange Agent before the Expiration Date, or if the procedure for book-entry transfer or a tender pursuant to ATOP cannot be completed on a timely basis, then a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Comstock, (a) setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, (b) stating that the tender is being made thereby and (c) guaranteeing that, (I) within five New York Stock Exchange trading days after the execution of the Notice of Guaranteed Delivery, the certificates for all tendered outstanding notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, (II) the Letter of Transmittal (or an agent's message from the Book-Entry Transfer Facility confirming that it has received ATOP instructions from a participant with respect thereto) and (III) any other documents required by the Letter of Transmittal will all be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all tendered outstanding notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal (or an agent's message as described above) and all other documents required by the Letter of Transmittal, are all received by the Exchange Agent within five New York Stock Exchange trading days after the execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" or the appropriate procedures of ATOP must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

     o specify the name of the person having tendered the outstanding notes to be withdrawn (the "Depositor"),

     o    identify  the  outstanding  notes  to  be  withdrawn   (including  the
          certificate number or numbers and principal amount of such outstanding notes),

     o contain a statement that such person is withdrawing his election to have such outstanding notes exchanged,

     o be signed by the person in the same manner as the original signature on the Letter of Transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the outstanding notes register the transfer of such outstanding notes in the name of the person withdrawing the tender, and

     o specify the name in which such outstanding notes are registered, if different from that of the Depositor.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Comstock, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer, and no new notes will be issued with respect thereto, unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the tendering holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the Exchange Agent's account at the Book- Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such outstanding notes will be credited to an account maintained with the Book-Entry Transfer Facility for the outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "--Procedures for Tendering Outstanding Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, Comstock shall not be required to accept for exchange, or to issue new notes in exchange for, any outstanding notes and may terminate or amend the Exchange Offer if, at any time before the acceptance of such outstanding notes for exchange or the exchange of the new notes for such outstanding notes, Comstock determines that the Exchange Offer violates any applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of Comstock and may be asserted by Comstock regardless of the circumstances giving rise to any such condition or may be waived by Comstock in whole or in part at any time and from time to time in its reasonable discretion. The failure by Comstock at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Comstock will not accept for exchange any outstanding notes tendered, and no new notes will be issued in exchange for any such outstanding notes, if at such time any stop order shall be threatened or in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event, Comstock is required to use its reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

Resale of New Notes

     Based on interpretations of the SEC staff in no-action letters issued to third parties, Comstock believes that the new notes will be freely transferable by holders of the outstanding notes other than affiliates of Comstock after the Exchange Offer without further registration under the Securities Act if the holder of the new notes represents that:

     o    it is acquiring the new notes in the ordinary course of its business,

     o it has no arrangement or understanding with any person to participate in the distribution of the new notes, and

     o it is not an "affiliate" of Comstock, as that term is defined in Rule 405 under the Securities Act.

     Any purchaser of notes, however, who is an "affiliate" of Comstock, who is not acquiring the new notes in the ordinary course of its business, or who intends to participate in the Exchange Offer for the purpose of distributing the new notes:

     o will not be able to rely on the interpretations of the staff of the SEC,

     o will not be able to exchange its outstanding notes in the Exchange Offer, and

     o must comply with the registration and prospectus delivery provisions of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements.

However, the staff of the SEC has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances.

     Broker-dealers receiving new notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. In addition, each participating broker-dealer must acknowledge that such outstanding notes were acquired as a result of market-making activities or other trading activities. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the registration statement filed in connection with the Exchange Offer. Under the Registration Rights Agreement, Comstock is required to allow participating broker-dealers to use the prospectus contained in the registration statement in connection with the resale of such new notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

Exchange Agent

     U.S. Trust Company of Texas, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                       U.S. Trust Company of Texas, N. A.
                                  P.O. Box 841
                                 Copper Station
                            New York, New York 10276

Fees and Expenses

     Comstock will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Comstock and are estimated in the aggregate to be $50,000.

Transfer Taxes

     Holders who exchange their outstanding notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Comstock to register new notes in the name of, or request that outstanding notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Payment of Interest

     The new notes will bear interest from the most recent date to which interest has been paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from April 29, 1999. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 29, 1999. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment of interest on such outstanding notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and any and all rights to receive interest on such outstanding notes will terminate upon consummation of the Exchange Offer.

Consequences of Not Exchanging Outstanding Notes

     Holders of outstanding notes who do not exchange their outstanding notes for new notes pursuant to the Exchange Offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the outstanding notes and the restrictions on transfer of such outstanding notes as set forth in the legend thereon as a consequence of the issuance of the outstanding notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold unless registered under, pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. Comstock does not currently anticipate that it will register outstanding notes under the Securities Act.

Material Federal Income Tax Considerations

     A summary of the material United States federal income tax consequences associated with the exchange of outstanding notes for new notes and the ownership and disposition of the new notes by holders who acquired the new notes pursuant to the Exchange Offer is included herein under "Certain United States Federal Income Tax Considerations."

                     DESCRIPTION OF THE BANK CREDIT FACILITY

     Comstock and its subsidiaries have a revolving credit agreement with The First National Bank of Chicago, as administrative agent, Toronto Dominion (Texas), Inc. as syndication agent, Paribas as Documentation Agent and a syndicate of banks. Comstock's bank credit facility provides for a commitment of $162.5 million in the form of a five-year revolving credit loan maturing on December 9, 2002. As of September 20, 1999, the total outstanding principal balance under the bank credit facility was $104.0 million at a weighted average interest rate of 6.6%.

     The total availability of outstanding borrowings is based on a borrowing base amount established semiannually by the agent and is based on the banks' estimates of the future net cash flow of Comstock's and its subsidiaries' oil and gas properties. The borrowing base at September 20, 1999 was $162.5 million. Comstock has approximately $58.5 million of borrowing capacity available under the bank credit facility. Comstock may borrow amounts available under the bank credit facility to fund Comstock's ongoing capital expenditure program or for general working capital purposes. Beginning on September 10, 1999, the revolving credit line bears interest at the option of Comstock at either (i) LIBOR plus 1.25% to 2.0% or (ii) the "corporate base rate" plus 0.25% to 1.0%, depending on the utilization of the available borrowing base. A commitment fee of 0.25% to 0.5%, depending on the utilization of the available borrowing base, is payable quarterly on the amount by which the borrowing base exceeds the total advances outstanding based on average monthly indebtedness outstanding.

     Comstock's bank credit facility is secured by the oil and natural gas properties and all other assets of Comstock and its subsidiaries. Comstock and its subsidiaries are obligated to comply with various customary covenants including, but not limited to, negative covenants regarding:

     o    liens,

     o    debt, guaranties and other obligations,

     o    mergers and consolidation,

     o    asset sales, and

     o    dividends.

Events  of  default  under  the  bank  credit   facility  will  include  without
limitation:

     o    failure to make payments under the bank credit facility,

     o    breach of certain covenants,

     o failure to make payments on other debt of Comstock or its subsidiaries in the amount of $10.0 million or more, and

     o    a change of control of Comstock.

     Upon the occurrence of such a default, the obligations of Comstock and its subsidiaries may be accelerated by the lenders.

                            DESCRIPTION OF THE NOTES

     The outstanding notes have been and the new notes will be issued pursuant to an indenture dated as of April 29, 1999 (the "Indenture") among Comstock, as issuer, Comstock Oil & Gas, Inc., Comstock Oil & Gas -- Louisiana, Inc. and Comstock Offshore, LLC, as Subsidiary Guarantors, and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all such terms, and Holders of notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The new notes are to be issued in exchange for outstanding notes pursuant to the Registration Rights Agreement as further described in "The Exchange Offer" section of this prospectus. A copy of the Indenture and the Registration Rights Agreement are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. The statements under this caption relating to the notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture and the Registration Rights Agreement, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms not otherwise defined below or elsewhere in this prospectus have the meanings given to them in the Indenture.

     The outstanding notes and the new notes are treated as a single series of debt securities under the Indenture. Holders of outstanding notes who do not exchange their outstanding notes for new notes pursuant to the Exchange Offer will vote together with the Holders of the new notes as a single series of notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage of principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the Exchange Offer will be aggregated with the new notes, and the Holders of such notes will vote together for all such purposes. Accordingly, at any time after the Exchange Offer is consummated, all references herein to specified percentages of aggregate principal amount of the outstanding notes means such percentages of aggregate principal amount of the outstanding notes and the new notes then outstanding.

     The Indenture provides for the issuance of up to $150.0 million of notes. The Indenture also provides Comstock the flexibility of issuing up to $75.0 million of additional notes in the future; however, any issuance of such additional notes would be subject to the covenant described below under "--Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock."

General

     The notes will mature on May 1, 2007, and will be limited to an aggregate principal amount of $225.0 million. The notes are being issued in an aggregate principal amount of $150.0 million. The notes will bear interest at the rate set forth on the cover page of this prospectus from April 29, 1999, or from the most recent interest payment date to which interest has been paid, payable semiannually in cash on May 1 and November 1, of each year, commencing November 1, 1999, to the Persons in whose name the notes are registered in the note register at the close of business on April 15 or October 15, next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. See the section of this prospectus entitled "The Exchange Offer --Registration Rights" for a description of the circumstances under which the interest rate on the notes may be increased.

     Principal of, premium, if any, and interest on the notes will be payable at the office or agency of Comstock in New York City maintained for such purpose, and the notes may be surrendered for transfer or exchange at the corporate trust office of the Trustee. In addition, in the event the notes do not remain in book-entry form, interest may be paid, at the option of Comstock, by check mailed to the Holders of the notes at their respective addresses as shown on the note register, subject to the right of any Holder of notes in the principal amount of $500,000 or more to request payment by wire transfer. No service charge will be made for any transfer, exchange or redemption of the notes, but Comstock or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The obligations of Comstock under the notes will be jointly and severally guaranteed by the Subsidiary Guarantors. See "-- Subsidiary Guarantees of Notes."

Redemption

     Optional Redemption. The notes will be redeemable at the option of Comstock, in whole or in part, at any time on or after May 1, 2004, upon not less than 30 or more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12- month period beginning on May 1, of the years indicated below:

                                            Redemption
                            Year               Price
                           ------             ------
                    2004...............      105.625%
                    2005...............      102.813%
                    2006 and thereafter      100.000%

     In the event that less than all of the notes are to be redeemed, the particular notes (or any portion thereof that is an integral multiple of $1,000)


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to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the Trustee, from the outstanding notes not previously called for redemption, pro rata, by lot or by any other method the Trustee shall deem fair and appropriate.

     Notwithstanding the foregoing, prior to May 1, 2002, Comstock may, at any time or from time to time, redeem up to 33 1/3% of the aggregate principal amount of notes originally issued at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the Net Cash Proceeds of one or more Public Equity Offerings, provided that at least 66 2/3% of the aggregate principal amount of notes originally issued remains outstanding immediately after such redemption and that such redemption occurs within 60 days following the closing of any such Public Equity Offering.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, Comstock will be obligated to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and
(b) upon certain sales or other dispositions of assets, Comstock may be obligated to make offers to purchase the notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Asset Sales."

Sinking Fund

     There will be no sinking fund payments for the notes.

Ranking

     The notes will be general unsecured obligations of Comstock and will rank pari passu in right of payment with all existing and future Senior Indebtedness of Comstock, and senior in right of payment to all future subordinated indebtedness of Comstock. The notes, however, will be effectively subordinated to secured Indebtedness of Comstock and its Subsidiaries with respect to the assets securing such Indebtedness, including indebtedness under the Bank Credit Facility, which is secured by a lien on substantially all of the assets of Comstock (including assets of the Subsidiary Guarantors). As of September 3, 1999, Comstock and the Subsidiary Guarantors would have had no senior unsecured Indebtedness in addition to the notes and trade payables, and approximately $105.0 million of secured Indebtedness. Comstock would have had no subordinated Indebtedness as of such date. Subject to certain limitations, Comstock and its Subsidiaries may incur additional Indebtedness in the future.

Subsidiary Guarantees of Notes

     Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of Comstock's obligations under the Indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee. The initial Subsidiary Guarantors are currently all of Comstock's principal operating subsidiaries. In addition to the initial Subsidiary Guarantors, Comstock is obligated under the Indenture to cause each Restricted Subsidiary that becomes, or comes into existence as, a Restricted
Subsidiary after the date of the Indenture and has assets, businesses, divisions, real property or equipment with a Fair Market Value in excess of $5.0 million to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the notes on the same terms and conditions as the Subsidiary Guarantees by the initial Subsidiary Guarantors.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary

Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to Comstock or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than Comstock or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "-- Certain Covenants" or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than Comstock or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such release shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Comstock or any Restricted
Subsidiary shall also be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

Certain Covenants

     The Indenture contains, among others, the covenants described below.

     Limitation on Indebtedness and Disqualified Capital Stock. Comstock will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness, and Comstock will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by Comstock of (A) the Preferred Stock concurrently with the issuance of the outstanding notes and (B) Disqualified Capital Stock (1) which is redeemable at Comstock's option in cash or Qualified Capital Stock and (2) the dividends on which are payable at Comstock's option in cash or Qualified Capital Stock); provided however, that Comstock and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.5 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock. For purposes of determining compliance with this covenant, in the


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


event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (i) through (xi) of such definition or is entitled to be incurred (whether incurred under the Bank Credit Facility or otherwise) pursuant to the proviso of the foregoing sentence, Comstock may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder.

     Limitation on Restricted Payments. (a) Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend on, or make any other distribution to Holders of, any shares of Capital Stock of Comstock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Comstock or in options, warrants or other rights to purchase Qualified Capital Stock of Comstock),

        (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Comstock or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of Comstock) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of Comstock solely in shares of Qualified Capital Stock of Comstock),

        (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness, or

        (iv) make any Restricted Investment,

        (such payments or other actions described in clauses (i) through (iv) being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of Comstock, whose determination shall be conclusive and evidenced by a Board Resolution),

          (1) no Default or Event of Default shall have occurred and be continuing,

          (2) Comstock could incur $1.00 of additional  Indebtedness (other than
     Permitted   Indebtedness)   in  accordance   with  the  "--  Limitation  on
     Indebtedness and Disqualified Capital Stock" covenant, and

          (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

               (A) 50% of the Consolidated Net Income of Comstock accrued on a cumulative basis during the period beginning on the first day of the month in which the Indenture is signed and ending on the last day of Comstock's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss), plus

               (B) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after the date of the


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


         Indenture by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Comstock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Comstock, plus

               (C) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after the date of the Indenture by Comstock (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Comstock, plus

               (D) the aggregate Net Cash Proceeds received after the date of the Indenture by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Comstock, together with the aggregate cash received by Comstock at the time of such conversion or exchange, plus

               (E) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Comstock or a Restricted
         Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Comstock and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture.

     (b) Notwithstanding paragraph (a) above, Comstock and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

        (i) the payment of any dividend on any Capital Stock of Comstock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above),

        (ii) the payment of dividends through June 30, 2004 on any shares of Comstock's Preferred Stock outstanding on the date of the Indenture in an aggregate annual amount not in excess of 9.0% of the par value of such shares that are outstanding, provided that (A) such dividends are paid within 60 days of the date of declaration thereof and (B) on the date of declaration and having given pro forma effect to the making of such payment, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0,

        (iii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Comstock or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock,

        (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock,

        (v) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of Comstock so long as
    (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Comstock as necessary to accomplish such refinancing, plus the amount of expenses of Comstock incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (C) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the notes, and

        (vi) loans made to officers, directors or employees of Comstock or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (A) to purchase common stock of Comstock in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (B) to refinance loans, together with accrued interest thereon, made pursuant to item (A) of this clause
    (vi).

     The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Comstock (i) will not permit any Restricted Subsidiary to issue or sell any Capital Stock to any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries and (ii) will not permit any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries to own any Capital Stock of any Restricted Subsidiary, except, in each case, for (a) directors' qualifying shares, (b) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of such Restricted
Subsidiary, or transfers thereof, (c) a sale of all the Capital Stock of a Restricted Subsidiary owned by Comstock or its Subsidiaries effected in accordance with the provisions of the Indenture described under "-- Limitation on Asset Sales," (d) Qualifying TECONS or (e) any sale or issuance of Capital Stock of a Foreign Subsidiary that is required to be issued or owned by the government of a foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction, provided, that any such sale or issuance shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Foreign Subsidiary owned directly and indirectly by Comstock is reduced as a result of such sale or issuance and any such sale or issuance must be made in compliance with the provisions of the Indenture described under "-- Limitation on Asset Sales."

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




     Limitation on Transactions with Affiliates. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of Comstock (other than Comstock or a Wholly Owned Restricted Subsidiary), unless
(a) such transaction or series of related transactions is on terms that are no less favorable to Comstock or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties, (b) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $2.5 million, Comstock delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (a) above and that such transaction or series of transactions has been approved by a majority of the Disinterested Directors of Comstock, and (c) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $10.0 million, the Officers' Certificate referred to in clause (b) above also certifies that Comstock has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm specializing or having a speciality in the type and subject matter of the transaction or series of related transactions at issue, which opinion shall be to the effect set forth in clause (a) above or shall state that such transaction or series of related transactions is fair from a financial point of view to Comstock or such Restricted Subsidiary; provided, however, that the foregoing restriction shall not apply to:

     o loans or advances to officers, directors and employees of Comstock or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time,

     o indemnities of officers, directors, employees and other agents of Comstock or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions,

     o the payment of reasonable and customary fees to directors of Comstock or any of its Restricted Subsidiaries who are not employees of Comstock or any Affiliate,

     o    Comstock's employee compensation and other benefit arrangements,

     o transactions exclusively between or among Comstock and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture, and

     o any Restricted Payment permitted to be paid pursuant to the terms of the Indenture described under "-- Limitation on Restricted Payments."

     Limitation on Liens. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether now owned or acquired after the date of the Indenture, or any income, profits or proceeds therefrom, or assign or convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such Lien and
(b) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by Comstock and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness and Disqualified Capital Stock."


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



     Limitation on Asset Sales. Comstock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) Comstock or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to Comstock or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Comstock (other than liabilities of Comstock that are by their terms subordinated to the notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor's Subsidiary Guarantee), in each case as a result of which Comstock and its remaining Restricted Subsidiaries are no longer liable for such liabilities ("Permitted Consideration"); provided, however, that Comstock and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales and held by Comstock or any Restricted Subsidiary at any one time shall not exceed 7.5% of Adjusted Consolidated Net Tangible Assets.

     The Net Available Cash from Asset Sales by Comstock or a Restricted Subsidiary may be applied by Comstock or such Restricted Subsidiary, to the extent Comstock or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Comstock or a Subsidiary Guarantor), to

     o    repay Indebtedness of Comstock under the Bank Credit Facility,

     o to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Comstock or another Restricted Subsidiary), or

     o purchase notes or purchase both notes and one or more series or issues of other Senior Indebtedness on a pro rata basis (excluding notes and Senior Indebtedness owned by Comstock or an Affiliate of Comstock).

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Comstock will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, Comstock and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

     Within 30 days after the 365th day following the date of an Asset Sale, Comstock shall, if it is obligated to make an offer to purchase the notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the notes (the "Prepayment Offer Notice"), accompanied by such information regarding Comstock and its Subsidiaries as Comstock believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things,

     o that Comstock is offering to purchase notes pursuant to the provisions of the Indenture,

     o that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date,

     o that any notes (or portions thereof) not properly tendered will continue to accrue interest,

     o the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date"),

     o    the aggregate principal amount of notes to be purchased,

     o a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment, and

     o all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

     Comstock will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Comstock will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Limitation on Guarantees by Subsidiary Guarantors. Comstock will not permit any Subsidiary Guarantor to guarantee the payment of any Subordinated Indebtedness of Comstock unless such guarantee shall be subordinated to such Subsidiary Guarantor's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the notes; provided, however, that this covenant will not be applicable to any guarantee of any Subsidiary Guarantor that (i) existed at the time such Person became a Subsidiary of Comstock and (ii) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Comstock.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

     o    to  pay   dividends,   in  cash  or  otherwise,   or  make  any  other
          distributions   on  its  Capital  Stock,   or  make  payments  on  any
          Indebtedness owed, to Comstock or any other Restricted Subsidiary,

     o to make loans or advances to Comstock or any other Restricted Subsidiary, or

     o to transfer any of its property or assets to Comstock or any other Restricted Subsidiary (any such restrictions being collectively referred to herein as a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comstock or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business, (ii) any instrument governing Indebtedness of a Person acquired by Comstock or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such indebtedness was not incurred in anticipation of such acquisition, or (iii) the Bank Credit Facility as in effect on the date of the Indenture or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Bank Credit Facility, provided that the terms and conditions of any Payment Restrictions thereunder are not materially less favorable to the Holders of the notes than those under the Bank Credit Facility as in effect on the date of the Indenture.

     Limitation on Sale and Leaseback Transactions. Comstock will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) Comstock or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction or (ii) Comstock or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by Comstock's Board of Directors, whose determination in good faith, evidenced by a resolution of such Board shall be conclusive) and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

     Limitation on Conduct of Business. Comstock will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Oil and Gas Business.

     Change of Control. Upon the occurrence of a Change of Control, Comstock shall be obligated to make an offer to purchase all of the then outstanding notes (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, Comstock shall, not later than the 30th day after the Change of Control, give to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

     The existing Bank Credit Facility contains, and any future credit agreements or other agreements relating to Senior Indebtedness or other obligations of Comstock may contain, prohibitions or restrictions on Comstock's ability to effect a Change of Control Offer. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, Comstock could seek the consent of its lenders to the repurchase of notes or could attempt to refinance the borrowings or renegotiate the agreements that contain such prohibitions. If Comstock does not obtain such a consent or repay such borrowings or change such agreements, Comstock will be effectively prohibited from repurchasing notes. Failure by Comstock to purchase the notes when required would result in an Event of Default, whether or not such purchase is permitted by the subordination provisions of the Indenture. See "-- Subordination" and "-- Events of Default." There can be no assurance that Comstock would have adequate resources to repay or refinance all Indebtedness and other obligations owing under the Bank Credit Facility and such other agreements and to fund the purchase of the notes upon a Change of Control.

     Comstock will not be required to make a Change of Control Offer upon a Change of Control if another Person makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by Comstock and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the disposition of "all or substantially all" of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.
Accordingly, the ability of a Holder of the notes to require Comstock to purchase such notes as a result of a disposition of less than all of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

     Comstock intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and Comstock is required to purchase notes as described above. The existence of a Holder's right to require, subject to certain conditions, Comstock to repurchase its notes upon a Change of Control may deter a third party from acquiring Comstock in a transaction that constitutes, or results in, a Change of Control.

     Reports. Comstock (and the Subsidiary Guarantors, if applicable) will file on a timely basis with the Securities and Exchange Commission, to the extent such filings are accepted by the Commission and whether or not Comstock has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Comstock would be required to file if it were subject to Section 13 or 15 of the Exchange Act. Comstock (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which Comstock (and the Subsidiary Guarantors, if applicable) file such reports and documents with the Commission or the date on which Comstock (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if Comstock (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of notes promptly upon written request. Comstock is obligated to make available, upon request, to any Holder of notes the information required by Rule 144A(d)(4) under the Securities Act, during any period in which Comstock is not subject to Section 13 or 15(d) of the Exchange Act.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Comstock of any existing or future Subsidiary of Comstock as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a Subsidiary of Comstock may be designated as an Unrestricted Subsidiary by the Board of Directors of Comstock.

Merger, Consolidation and Sale of Assets

     Comstock will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Comstock will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

     o either (A) if the transaction is a merger or consolidation, Comstock shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than Comstock) formed by such consolidation or into which Comstock is merged or to which the properties and assets of

          Comstock or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Comstock under the notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect,

     o immediately before and immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Comstock or any of its Restricted Subsidiaries which becomes an obligation of Comstock or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing,

     o except in the case of the consolidation or merger of any Restricted Subsidiary with or into Comstock, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of Comstock immediately before such transaction or transactions, o except in the case of the consolidation or merger of Comstock with or into a Restricted Subsidiary or any Restricted Subsidiary with or into Comstock or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Indebtedness and Disqualified Capital Stock" covenant,

     o if Comstock is not the continuing obligor under the Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the notes shall apply to the Surviving Entity's obligations under the Indenture and the notes,

     o if any of the properties or assets of Comstock or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant, and

     o Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Indenture and
          (b) an Opinion of Counsel stating that the requirements of clause of this paragraph have been satisfied.

     Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Comstock is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Comstock under the Indenture with the same effect as if the Surviving Entity had been named as Comstock therein, and thereafter Comstock, except in the case of a lease will be discharged from all obligations and covenants under the Indenture and the notes and may be liquidated and dissolved.

Events of Default

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise, or

          (ii) default in the payment of any installment of interest on any of the notes, when due, and the continuance of such default for a period of 30 days, or

          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Prepayment Offer in accordance with the provisions of the "Limitation on Asset Sales" covenant, or

          (iv) Comstock or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure stating that it is a "notice of default" under the Indenture and requiring Comstock or such Subsidiary Guarantor to remedy the same shall have been given (x) to Comstock by the Trustee or (y) to Comstock and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding) or

          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Comstock (other than the notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $10.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree, or

          (vi) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by Comstock or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture), or

          (vii) final judgments or orders rendered against Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million over the coverage under applicable insurance policies and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (B) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect, or

          (viii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days, or

          (ix) the commencement by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (viii) or (ix) above) shall occur and be continuing, the Trustee, by written notice to Comstock, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Trustee and Comstock, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued and unpaid interest on all of the notes due and payable immediately, upon which declaration all amounts payable in respect of the notes shall be immediately due and payable. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Comstock, the Subsidiary Guarantors and the Trustee, may rescind and annul such declaration if (a) Comstock or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all notes, (iii) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne


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


by the notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes (without duplication of any amount paid or deposited pursuant to clause
(ii) or (iii)); (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

     No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes. Such limitations will not apply, however, to a suit instituted by the Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

     During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the Holders of the notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the notes.

     Comstock will be required to furnish to the Trustee annual and quarterly statements as to the performance by Comstock of its obligations under the Indenture and as to any default in such performance. Comstock is also required to notify the Trustee within 10 days of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Indenture

     Comstock may, at its option and at any time, terminate the obligations of Comstock and the Subsidiary Guarantors with respect to the outstanding notes (such action being a "legal defeasance"). Such legal defeasance means that Comstock and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have been discharged from all their other obligations with respect to the notes and the Subsidiary Guarantees, except for, among other things,

     o the rights of Holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

     o Comstock's obligations to replace any temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes,

     o    the rights, powers, trusts, duties and immunities of the Trustee, and

     o the defeasance provisions of the Indenture. In addition, Comstock may, at its option and at any time, elect to terminate the obligations of Comstock and each Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (such action being a "covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance,

     o Comstock or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity,

     o Comstock shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws),

     o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph of "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit,

     o such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of Comstock or any Subsidiary Guarantor,

     o such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Comstock or any Subsidiary Guarantor is a party or by which it is bound, and

     o Comstock shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.


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

Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

     o either (a) all the notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed notes which have been replaced or paid and notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by Comstock and thereafter repaid to Comstock or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of Comstock, and Comstock has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from Comstock irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be,

     o Comstock has paid all other sums payable under the Indenture by Comstock, and

     o Comstock has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

     From time to time, Comstock, the Subsidiary Guarantors and the Trustee may, without the consent of the Holders of the notes, amend or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, adding or releasing any Subsidiary Guarantor pursuant to the terms of the Indenture, or making any change that does not materially adversely affect the rights of any Holder of notes. Other amendments and modifications of the Indenture or the notes may be made by Comstock, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby,

     o change the Stated Maturity of the principal of, or any installment of interest on, any note,

     o reduce the principal amount of, premium, if any, or interest on any note,

     o change the coin or currency of payment of principal of, premium, if any, or interest on, any note,

     o impair the right to institute suit for the enforcement of any payment on or with respect to any note,

     o reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary to modify or amend the Indenture,

     o reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

     o modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified,

     o modify any provisions of the Indenture relating to the Subsidiary Guarantees in a manner adverse to the Holders, or

     o amend, change or modify the obligation of Comstock to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Prepayment Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     The Holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture, except a default in the payment of principal of, premium, if any, or interest on the notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

The Trustee

     U.S. Trust Company of Texas, N.A. serves as trustee under the Indenture. The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of Comstock, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture permits the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

Governing Law

     The Indenture, the notes and the Subsidiary Guarantees are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

     "Additional Assets" means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Investments pursuant to clause (v) of the definition of "Permitted Investments."

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

          (i) the sum of (a) discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by Comstock and confirmed by a nationally


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


     recognized firm of independent petroleum engineers in a reserve report prepared as of the end of Comstock's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through
     (4), such increases and decreases shall be as estimated by Comstock's petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (b) the capitalized costs that are attributable to oil and gas properties of Comstock and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Comstock's books and records as of a date no earlier than the date of Comstock's latest annual or quarterly financial statements, (c) the Net Working Capital on a date no earlier than the date of Comstock's latest annual or quarterly financial statements and (d) the greater of (1) the net book value on a date no earlier than the date of Comstock's latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Comstock and its Restricted Subsidiaries, as of the date no earlier than the date of Comstock's latest audited financial statements, minus

          (ii) the sum of (a) minority interests, (b) any net gas balancing liabilities of Comstock and its Restricted Subsidiaries reflected in Comstock's latest audited financial statements, (c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Comstock's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Comstock and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto) and (d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of Comstock and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Comstock or any of its Restricted
Subsidiaries (including, without limitation, by means of a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by Comstock or any Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of Comstock or any of its Restricted Subsidiaries or (c) any other properties or assets of Comstock or any of its Restricted Subsidiaries other than (i) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (ii) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" also shall not include (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under "-- Merger, Consolidation and Sale of Assets"; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant; or (iii) any transfer of properties or assets (including Capital Stock) having a Fair Market Value of less than $2.5 million.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bank Credit Facility" means that certain Credit Agreement dated as of April 29, 1999 among Comstock Resources, Inc., Comstock Oil & Gas, Inc., Comstock Oil & Gas -- Louisiana, Inc., Comstock Offshore, LLC, as Borrowers, the lenders party thereto from time to time, The First National Bank of Chicago, as Administrative Agent, Toronto Dominion (Texas), Inc., as Syndication Agent, and Paribas, as Documentation Agent, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is


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


otherwise permitted under the covenant described "Limitation on Indebtedness and Disqualified Capital Stock") or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent, lender or group of lenders.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Comstock and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-l by S&P or at least P-l by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above;
(v) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under the Bank Credit Facility, provided all such deposits do not exceed $5.0 million in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Comstock; (b) Comstock consolidates with or merges into another Person or any Person consolidates with, or merges into, Comstock, in any such event pursuant to a transaction in which the outstanding Voting Stock of Comstock is changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Comstock is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (ii) the holders of the Voting Stock of Comstock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (c) Comstock, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Comstock and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted


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Subsidiaries,  to any Person (other than  Comstock or a Wholly Owned  Restricted
Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Comstock (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Comstock was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Comstock then in office; or (e) the liquidation or dissolution of Comstock.

     "Closing Date" means the date on which the outstanding notes are originally issued under the Indenture.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Exploration Expenses" means, for any period, exploration expenses of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio on a pro forma basis of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and
(y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Comstock or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Comstock or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and
(B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Comstock, a fixed or floating rate of interest, shall be computed by applying, at the option of Comstock, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of


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


Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (a) of this definition Comstock has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Comstock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than Comstock or a Restricted Subsidiary) is guaranteed by Comstock or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Comstock and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of Comstock and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Restricted Subsidiaries, less, to the extent included in any of clauses (i) through (iv), amortization of capitalized debt issuance costs of Comstock and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Comstock and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than Comstock or any of its Restricted Subsidiaries), in which Comstock or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Comstock or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with Comstock or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree,


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


order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) dividends paid on Qualifying TECONS, (g) dividends paid in Qualified Capital Stock, (h) income resulting from transfers of assets received by Comstock or any Restricted Subsidiary from an Unrestricted Subsidiary, (i) Consolidated Exploration Expenses and any write-downs or impairments of non-current assets and (j) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of Comstock and its Restricted Subsidiaries less the amount of such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of Comstock and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of Comstock and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

     "Default" means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Comstock is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of Comstock who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Comstock) in or with respect to such transaction or series of transactions.

     "Disqualified Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" covenant, Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the "maximum fixed redemption or repurchase price" shall be the book value of such Disqualified Capital Stock.

     "Dollar-Denominated Production Payments" means production payment obligations of Comstock or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."


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



     "Exchanged Properties" means properties or assets used or useful in the Oil and Gas Business received by Comstock or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

     "Fair Market Value" means the fair market value of property or assets (including shares of Capital Stock) as determined in good faith by the Board of Directors of Comstock and evidenced by a Board Resolution, which determination shall be conclusive for purposes of the Indenture; provided, however, that unless otherwise specified herein, the Board of Directors shall be under no obligation to obtain any valuation or assessment from any investment banker, appraiser or other third party.

     "Finance Person" means a Subsidiary of Comstock, the Common Stock of which is owned by Comstock, that does not engage in any activity other than (i) the holding of Subordinated Indebtedness with respect to which payments of interest on such Subordinated Indebtedness can, at the election of the issuer thereof, be deferred for one or more payment periods, (ii) the issuance of Qualifying TECONS and Common Stock and/or debt securities and (iii) any activity necessary, incidental or related to the foregoing.

     "Foreign Subsidiary" means a Restricted Subsidiary that is formed in a jurisdiction other than the United States of America or a State thereof or the District of Columbia, that engages in the Oil and Gas Business exclusively outside the United States of America and that is treated as a corporation or an association taxable as a corporation for U.S. federal income tax purposes.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "Holder" means a Person in whose name a note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person with respect to letters of credit, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable


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


arising and reserves established in the ordinary course of business, (e) all Capitalized Lease Obligations of such Person, (f) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (g) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the Holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (h) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such
Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment) and (i) all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations; provided, however, that Indebtedness shall not include Qualifying TECONS and Indebtedness (including guarantees thereof) relating to Qualifying TECONS and held by a Finance Person. Subject to clause (h) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. In addition, Disqualified Capital Stock shall not be deemed to be Indebtedness.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Comstock in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness and Disqualified Capital Stock" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (c) endorsements of negotiable instruments and documents in the ordinary course of business.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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




     "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of Comstock, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (iii) as to which Comstock is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (y) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Comstock or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under "-- Certain Covenants -- Limitation on Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

     "Material Change" means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries, calculated in accordance with clause
(i)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material
Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which Comstock's estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the Indenture described under "-- Certain Covenants -- Limitation on Asset Sales."

     "Maturity" means, with respect to any note, the date on which any principal of such note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/ Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of (a) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/ Leaseback Transaction, (b) all payments made on any Indebtedness (but specifically excluding Indebtedness of Comstock and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/ Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (c) all distributions and other payments required to be


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made to minority  interest Holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/Leaseback Transaction and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/Leaseback Transaction and retained by Comstock or any Restricted Subsidiary after such Asset Sale or Sale/Leaseback Transaction; provided, however, that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

     "Net Cash Proceeds," with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Working Capital" means (i) all current assets of Comstock and its Restricted Subsidiaries, less (ii) all current liabilities of Comstock and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of Comstock prepared in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of Comstock or any Restricted Subsidiary incurred in connection with the acquisition by Comstock or such Restricted Subsidiary of any property or assets and as to which (a) the Holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Comstock nor any Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness, and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any Holder of any Indebtedness of Comstock or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Note Register" means the register maintained by or for Comstock in which Comstock shall provide for the registration of the notes and, after the Exchange Offer, the Exchange Notes and the transfer of the notes and the Exchange Notes.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through
(iii) of this definition.


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

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness under the Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the borrowing base thereunder, plus all interest and fees and other Obligations under such facility and any guarantee of any such Indebtedness,

          (ii) Indebtedness under the Offered Notes,

          (iii) Indebtedness outstanding or in effect on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Offered Notes),

          (iv) obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing,

          (v) the Subsidiary Guarantees of the notes (and any assumption of the obligations guaranteed thereby),

          (vi) Indebtedness of Comstock owing to and held by a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owing to and held by Comstock or a Wholly Owned Restricted Subsidiary,

          (vii) Permitted Refinancing Indebtedness and any guarantee thereof,

          (viii) Non-Recourse Indebtedness,

          (ix) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business,

          (x) Indebtedness in respect of bid, performance or surety bonds issued for the account of Comstock or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), and

          (xi) any additional Indebtedness in an aggregate principal amount not in excess of $25.0 million at any one time outstanding and any guarantee thereof.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in property, plant and equipment used in the ordinary course of business; (iii) Investments in Comstock or any of its Restricted Subsidiaries; (iv) Investments by Comstock or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Comstock or a Restricted Subsidiary; (v) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations; (vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting Comstock's or any Restricted Subsidiary's production, purchases and resales against fluctuations in oil or


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


natural gas prices; (vii) entry into any currency exchange contract in the ordinary course of business; or (viii) Investments in stock, obligations or securities received in settlement of debts owing to Comstock or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Comstock or any Restricted Subsidiary, in each case as to debt owing to Comstock or any Restricted Subsidiary that arose in the ordinary course of business of Comstock or any such Restricted Subsidiary.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date of the Indenture,

          (b) Liens securing the notes or the Subsidiary Guarantees,

          (c) Liens in favor of Comstock or any Restricted Subsidiary,

          (d)Liens securing Indebtedness of Comstock under the Bank Credit Facility that constitutes Permitted Indebtedness pursuant to clause (i) of the definition of "Permitted Indebtedness",

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which Comstock or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP,

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof,

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters),

          (h) judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired,

          (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Comstock or any of its Restricted Subsidiaries,

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease,

          (k) purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition,


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          (l) Liens securing  obligations under hedging agreements that Comstock or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices,

          (m) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods,

          (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof,

          (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Comstock or its Restricted Subsidiaries relating to such property or assets,

          (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Comstock or any of its Restricted Subsidiaries, including rights of offset and set-off,

          (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture,

          (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof,

          (s) Liens on pipeline or pipeline facilities which arise by operation of law,

          (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business,

          (u) Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases,

          (v) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of Comstock and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by Comstock or any Restricted Subsidiaries,

          (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by Comstock or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness,

          (x) Liens on property existing at the time of acquisition thereof by Comstock or any Subsidiary of Comstock and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary,

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



     provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property, and

          (y) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Comstock or any of its Restricted Subsidiaries.

     Notwithstanding anything in clauses (a) through (y) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Refinancing Indebtedness" means Indebtedness of Comstock or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of Comstock or any Restricted Subsidiary, provided that (a) if the Indebtedness
(including the notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (b) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and
(c) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by Comstock as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by Comstock or such Restricted Subsidiary in connection therewith.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Public Equity Offering" means an offer and sale of Common Stock of Comstock for cash pursuant to a registration statement that has been declared


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effective  by the  Commission  pursuant  to the  Securities  Act  (other  than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Comstock).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock and, with respect to Comstock, Qualified Capital Stock includes, without limitation, any Qualifying TECONS.

     "Qualifying TECONS" means preferred trust securities or similar securities issued by a Finance Person after the date of the Indenture.

     "Restricted Investment" means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of "Unrestricted Subsidiary" and (ii) any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of Comstock, whether existing on or after the date of the Indenture, unless such Subsidiary of Comstock is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale/Leaseback Transaction" means, with respect to Comstock or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by Comstock or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by Comstock or any of its Restricted Subsidiaries to such Person. "Senior Indebtedness" means any Indebtedness of Comstock (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of Comstock or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

     "Subsidiary Guarantee" means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions described under "-- Subsidiary Guarantees of Notes."

     "Subsidiary Guarantor" means (i) Comstock Oil & Gas, Inc., (ii) Comstock Oil & Gas-Louisiana, Inc., (iii) Comstock Offshore, LLC, (iv) each of Comstock's other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (v) any Person that becomes a successor guarantor of the notes in compliance with the provisions described under "-- Subsidiary Guarantees of Notes."

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



     "Unrestricted Subsidiary" means (i) any Subsidiary of Comstock that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Comstock as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Comstock may designate any Subsidiary of Comstock as an Unrestricted Subsidiary so long as (a) neither Comstock nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any Holder of any other Indebtedness of Comstock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the "Limitation on Restricted Payments" covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Comstock or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), Comstock or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (1) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (2) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Comstock shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of Comstock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Comstock could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the "Limitation on Indebtedness and Disqualified Capital Stock" covenant and (iii) if any of the properties and assets of Comstock or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Volumetric Production Payments" means production payment obligations of Comstock or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of Comstock to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors' qualifying shares mandated by applicable law, is owned directly or indirectly by Comstock or (ii) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Comstock, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned subsidiary.

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Book-Entry; Delivery; Form and Transfer

     The outstanding notes are represented by global notes ("Global Outstanding Notes") that were deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, and are held for credit to the respective accounts of the purchasers of the outstanding notes (or in the case of the Global Outstanding Note representing outstanding notes sold in reliance upon Regulation S, initially for credit to the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, S.A., ("Cedel"). Beneficial interests in the Global Outstanding Notes are shown on, and transfers thereof are effected only through, records maintained by DTC. Except as provided below, the new notes also will be issued in the form of one or more global notes (the "Global New Notes" and together with the Global Outstanding Notes, the "Global Notes"). The Global New Notes will be deposited on the date of issuance thereof with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     Pursuant to the procedures established by DTC (a) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC and (b) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined herein)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the
Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC by Participants, or indirectly through organizations which are Participants ("Indirect Participants"). DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors who initially acquired their interests in the Global Outstanding Notes pursuant to Regulation S may hold their interests in the Global New Notes directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems or may hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Global New Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Global New Notes in customers' securities accounts in the depositaries' names on the books of DTC.

     So long as DTC, or its nominee, is the registered owner or Holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in any Global Notes will be able to transfer that interest except in accordance with applicable procedures of DTC, and, if applicable, Euroclear and Cedel, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Comstock or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.


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     Comstock  expects that DTC or its  nominee,  upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. Comstock also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or CEDEL) who hold an interest through a Participant will be effected in accordance with the procedures of such Participants but generally will settle in immediately available funds. Transfers among Indirect Participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a Holder requires physical delivery of a Certificated Note for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such Holder must transfer its interest in a Global
Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     Subject to compliance with transfer restrictions applicable to the notes described herein, cross-market transfers between Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear and CEDEL on the other hand, will be effected by Euroclear and CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear and CEDEL; provided, that delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines. Indirect Participants who hold interests in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note acquired pursuant to Regulation S to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     Transfers by an owner of a beneficial interest in the Global Note that was initially acquired pursuant to Rule 144A to a transferee who takes delivery of such interest through the Global Note that was initially issued pursuant to Regulation S will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers involving an exchange of a beneficial interest in Global Notes acquired pursuant to Regulation S for a beneficial interest in Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in


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


connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     DTC has advised Comstock that it will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange) only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC may request an exchange of the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Comstock, the Subsidiary Guarantors or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     DTC has advised Comstock as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporation and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship, with a Participant either directly or indirectly.

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Comstock nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     Owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose. A Global Note will be exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

     o DTC notifies Comstock that it is unwilling or unable to continue as depository for the global notes,

     o    DTC ceases to be a clearing agency registered under the Exchange Act,


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



     o Comstock, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes, or

     o    an  event  of  default   under  the  Indenture  has  occurred  and  is
          continuing.

     Beneficial interests in Global Notes held by any Participant or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Participant (for itself or on behalf of an Indirect Participant), through the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants or Indirect Participants (in accordance with DTC's customary procedures).

     Neither Comstock, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the Holder of the Global Notes or DTC in identifying the beneficial owners of notes, and Comstock, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Notes or DTC for all purposes.


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for new notes and the ownership and disposition of the new notes by holders who acquire the new notes pursuant to the Exchange Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of the United States federal taxation that may be relevant to particular holders in light of their particular circumstances (for example, to persons holding notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of holders subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and persons who are not United States holders or United States alien holders (each as defined below)). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular holder. The discussion assumes that holders hold the notes as "capital assets" within the meaning of Section 1221 of the Code. Comstock intends to treat the notes as indebtedness and not as equity for United States federal income tax purposes, and the United States federal income tax considerations described below are based on that characterization.

     Prospective holders considering an exchange of new notes for outstanding notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary, the term "U.S. Holder" means the beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


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     As used in this summary, the term "Non-United States Holder" means an owner of a note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a foreign estate or foreign trust or (iv) a foreign partnership one or more of the members of which is for United States federal income tax purposes, a nonresident alien individual or a foreign corporation, estate or trust.

     The summary does not address all potential federal tax considerations that may be relevant to particular holders and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to taxpayers who are subject to special treatment under federal income tax laws (such as insurance companies, financial institutions, small business investment companies, dealers in securities or currencies, broker-dealers, U.S. Holders whose functional currency is not the U.S. dollar and tax-exempt organizations) or holders that hold notes as part of a position in a straddle, or as part of a hedging, conversion, or other integrated investment transaction for federal income tax purposes. This summary is limited to holders that hold the notes as capital assets within the meaning of section 1221 of the Code.

     The exchange of outstanding notes for new notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for United States federal income tax purposes because under Treasury regulations, the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the new notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders who exchange outstanding notes for new notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

Tax Consequences to U.S. Holders

     Interest and Original Interest Discount. Generally, interest paid on the notes will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. Because the stated redemption price of the notes will not exceed their issue price by more than a de minimis amount for tax purposes, no portion of the original issue discount ("OID") on the notes would be taxable to a U.S. Holder as ordinary income on a current basis, unless the U.S. Holder makes an affirmative election to accrue such OID (and all stated interest and any market discount) into income on a constant interest basis.

     Sale, Exchange or Retirement of the Notes. Except as described below under "Market Discount," upon the sale, exchange, retirement at maturity or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which is taxable as ordinary income) and such holder's adjusted tax basis in the note. In general, a holder's adjusted tax basis in a note purchased by such holder will be equal to the price paid for the note increased by any market discount previously included in income as it accrues by such U.S. Holder or reduced by amortized premium previously deducted by such U.S. Holder. However, the exchange of an outstanding note by a U.S. Holder for a new note should not constitute a taxable exchange. A U.S. Holder should have the same basis and holding period for the new note as such U.S. Holder had for the outstanding note.

     Market Discount. If a U.S. Holder purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any


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


gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has accrued, and has not previously been included by the U.S. Holder in income, as of the time of such payment or disposition.

     For these purposes, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant interest method. In lieu of the treatment above, a U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method). This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Under recent legislative proposals, accrual method taxpayers would be required to include market discount in income currently as it accrues. It is uncertain at this time whether this proposal will be adopted or, if adopted, whether it will apply to the notes.

     Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from, and adjusted tax basis in, the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Back-Up  Withholding.  A U.S.  Holder of notes may be subject  to  "back-up withholding" at a rate of thirty-one percent (31%) with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the notes and payments of the proceeds of the sale of notes. These back-up withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability. Back-up withholding does not apply, however, if the U.S. Holder properly establishes its eligibility for an exemption from back-up withholding. Comstock will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Tax Consequences to Non-United States Holders

     Interest paid by Comstock to a Non-United States Holder will not be subject to United States federal income or 30% withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States (or a permanent establishment therein, if a tax treaty applies) by such NonUnited States Holder and such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Comstock; (ii) is not a controlled foreign corporation with respect to which Comstock is a "related person"; (iii) is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and (iv) certifies, under penalties of perjury, that such holder is not a United States person which certification may be made on IRS Form W- 8BEN or substitute form and provides Comstock with such holder's name and address or a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business certifies, under penalties of perjury, that such certification and information has been

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



received by it or a qualifying intermediary from the Non-United States Holder and furnishes Comstock with a copy thereof. With respect to notes held by a foreign partnership, under the current law, the certification may be provided by the foreign partnership. However, for interest and proceeds paid with respect to a note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing IRS Form W-8IMY, to attach an appropriate certification by each partner on IRS Form W-8BEN.

     If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest (including market discount) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from withholding tax, will generally be subject to United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. Such holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, after December 31, 1999, a Form W-8ECI) to claim an exemption from withholding tax. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     Gain on Disposition. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States (or a permanent establishment therein, if a tax treaty applies) by the Non-United States Holder, (ii) in the case of a NonUnited States Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met or
(iii) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Information Reporting and Backup Withholding. Comstock will, where required, report to the Non-United States Holders of notes and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Payments of interest to Non-United States Holders with respect to which either the requisite certification, as described above, has been received (or for which an exemption has otherwise been established) will not be subject to either information reporting or back-up withholding, unless Comstock or its payment agent has actual knowledge that the Non-United States Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and back-up withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless such holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or otherwise establishes an exemption. Information reporting requirements, but not back-up withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the Non-United States Holder is not a United States person, and such broker has no actual knowledge to the contrary, or the Non-United States Holder establishes an exemption. Neither information reporting nor back-up withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

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



                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes if such outstanding notes were acquired as a result of market-making activities or other trading activities. Comstock has agreed that, for a period of 180 days after the completion of the Exchange Offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Comstock will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive
compensation   in  the  form  of  commissions  or  concessions   from  any  such
broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date Comstock will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. To the extent provided the Registration Rights Agreement, Comstock has agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     The validity of the issuance of the new notes will be passed upon for Comstock by Locke Liddell & Sapp LLP, Dallas, Texas.


                                     EXPERTS

     The estimates as of December 31, 1996, 1997 and 1998 relating to Comstock's proved oil and natural gas reserves, future net revenues of oil and natural gas reserves and present value of future net revenues of oil and natural gas reserves included or incorporated by reference herein are based upon reports prepared by Lee Keeling and Associates, Inc. and are included or incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in petroleum engineering.


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



     The consolidated financial statements as of December 31, 1998 and for the three years in the period then ended, included in Comstock's 1998 Form 10-K incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their audit report appearing herein. Such financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial statements as of June 30, 1999 and 1998, included in Comstock's Quarterly Report on Form 10-Q for the six months ended June 30, 1999, Arthur Andersen LLP has applied limited procedures in accordance with the professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.





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



                                    GLOSSARY

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this prospectus. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel.

     "API" means American Petroleum Institute.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means one billion cubic feet of natural gas.

     "Bcfe" means one billion cubic feet of natural gas equivalent.

     "Btu" means British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

     "Cash Margin per Mcfe" means the equivalent price per Mcfe less oil and gas operating expenses per Mcfe and general and administrative expenses per Mcfe.

     "Completion"  means  the  installation  of  permanent   equipment  for  the
production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Dry hole" means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     "Exploratory well" means a well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

     "Gross" when used with respect to acres or wells, production or reserves refers to the total acres or wells in which Comstock or other specified person has a working interest.

     "MBbls" means one thousand barrels of oil.

     "MMBbls" means one million barrels of oil.

     "Mcf" means one thousand cubic feet of natural gas.

     "Mcfe" means thousand cubic feet of natural gas equivalent.

     "MMcf" means one million cubic feet of natural gas.

     "MMcfe" means one million cubic feet of natural gas equivalent.


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



     "Net" when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by Comstock.

     "Net production" means production that is owned by Comstock less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such resources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

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



Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserve life" means the calculation derived by dividing year-end reserves by total production in that year.

     "Reserve replacement" means the calculation derived by dividing additions to reserves from acquisitions, extensions, discoveries and revisions of previous estimates in a year by total production in that year.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "3-D seismic" means an advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.


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